UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2015

ANN INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Names or Former Addresses, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

ANN INC. (the “Company”) issued a Press Release, dated March 13, 2015, announcing its fiscal fourth quarter and full year 2014 results. A copy of the Press Release is appended to this report as Exhibit 99.1 and is incorporated herein by reference.

The Press Release furnished with this report contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company is providing operating income, net income and earnings per diluted share for the fourth quarter of Fiscal 2014, each excluding the impact of incremental air freight costs incurred in response to the West Coast Port situation. In addition, for the fiscal year 2014 results, the Company is providing selling, general and administrative expenses, both in dollars and as a percentage of net sales, excluding the impact of a charge related to the closure of Ann Taylor’s Madison Avenue store, as well as operating income, net income and earnings per diluted share excluding the impact of (1) this store closure charge; (2) the Company’s first quarter restructuring charge; and (3) incremental air freight costs incurred in response to the West Coast Port situation. The Company believes that these non-GAAP financial measures assist the reader’s understanding of its ongoing business operations by removing the impact of these charges and costs. These measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by ANN INC. on March 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANN INC.

Date: March 13, 2015	By:	/s/ Michael J. Nicholson
Michael J. Nicholson
Executive Vice President, Chief Operating
Officer, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by ANN INC. on March 13, 2015.

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